Exhibit 3.1

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of incorporation
for Nevada Profit Qoroorations
(Pursuant to NRS 78.385 and 78.380 - After issuance of Stock)

1. Name of corporation:

Blacksands Petroleum, Inc.

2.The  articles have been amended as follows: (provide article numbers, If available)

ARTICLE IV
Section 4.01

The Corporation is authorized:to issue two classes of stock. One class of stock shall be Common Stock, par value $0.001. The second class of stock shall be Preferred Stock, par value S0.001.

**(PLEASE SEE FULL DESCRIPTION OF ARTICLE IV ATTACHED HERETO AND MADE PART HEREOF)**

3. The vote by which the stockholders holding shares In the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be
required by the provisions of the articles of incorporation* have voted in favor of the amendment is:	N/A

4. Effective date of filing: (optional)	1/4/11
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

Signature of Officer•

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, In addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on.the voting power thereof.

IMPORTANT: Failure to Include any of the above Information and submit with the proper fees may cause this filing to be rejected.
This form must be accompanied by appropriate fees.

(ATTACEMENT)

CERTIFICATE OF AI,TENDMENT TO ARTICLES OF INCORPORATION OF

Blacksands Petroleum, Inc,

ARTICLE IV
Section 4.01

The Corporation is authorized to issue two classes of stock. One class of stock shall be Common Stock, par value $0.001. The second class of stock shall be Preferred Stock, par value $0.001. The Preferred Stock, or any series thereof; shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution' or resolutions of the board of directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors. The number of authorized, but unissued shares and the number of outstanding shares of Common Stook shall be reverse split on a one-for-three basis, effective as of the filing date of this Certificate of Amendment.

The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

Class	Par Value	Authorized Shares
Common	$0.001	100,000,000
Preferred	$0.001	10.000.000

	Totals:	110,000,000